Exhibit 99.1

                          UNITED STATES DISTRICT COURT

                         EASTERN DISTRICT OF WASHINGTON


BRADLEY I. KING et al.,              |
                                     |     NO. CV-09-3110-EFS
             Plaintiffs,             |
                                     |
         v.                          |     ORDER ENTERING COURT'S RULINGS FROM
                                     |     DECEMBER 14-15 HEARING
KESSELRING HOLDING CORPORATION,      |
a Delaware corporation, et al.,      |
                                     |
             Defendants.             |


     A hearing occurred in the above-captioned matter on December 14-15, 2009 in Richland and Yakima. D.R. Case and James Berg appeared on Plaintiffs' behalf; Robert Boggs and Bryan Myre appeared for Defendants. The Court granted a temporary restraining order ("TRO") on November 24, 2009, which expired on December 15, 2009. (Ct. Rec. 29.) In that TRO, the Court directed Defendants to refrain from taking certain actions with respect to the business and banking operations of King Bros. Woodworking LLC ("King Bros."). The Court considered the memoranda and declarations submitted by the parties and the testimony of Gary King, Candace Broadfoot, Joseph Silva, and Charles Rockwood. This

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abbreviated ruling serves to memorialize and supplement the Court's oral rulings. A more substantive Order explaining the Court's basis for granting the preliminary injunction will follow.

     "A preliminary injunction is not a preliminary adjudication on the merits: it is an equitable device for preserving the status quo and preventing the irreparable loss of rights before judgment." TEXTILE UNLIMITED V. A..BMHAND CO., 240 F.3d 781, 786 (9th Cir. 2001). To obtain a preliminary injunction, Plaintiffs must demonstrate that they are likely to succeed on the merits, that they are likely to suffer irreparable harm in the absence of preliminary relief, that the balance of equities tips in their favor, and a preliminary injunction is in the public interest. See AM. TRUCKING ASS'NS, INC. V. CITY OF LOS ANGELES, 559 F.3d 1046, 1052 (9th Cir. 2009).

     The Court finds that the Plaintiffs hold a majority of Holding shares. Plaintiffs' actions on November 16, 2009 were proper and did not violate any SEC regulations. Therefore, they validly voted out Silva and Sandifer from their positions with Holding and replaced them with new board members and officers. Although the selection of officers is a matter for the newly-elected Board of Directors, the choices of David Wise as attorney and HJ & Associates to perform

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the end-of-year audit appear to be appropriate. Because Silva lacked authority to issue 2,000,000 shares of Holding stock to Southtech Solutions, Inc. on November 20, 2009, the issuance of those shares was invalid.

     The Court also finds that Plaintiffs met their burden of showing that they are likely to succeed on the merits, that they are likely to suffer irreparable harm if an injunction does not issue while this case is pending, that the balance of the equities tips sharply in their favor, and that a preliminary injunction is in the public interest. Accordingly, the Court extends the TRO to grant a preliminary injunction until this case is resolved.

     For the reasons given above, IT IS HEREBY ORDERED:

     1. A preliminary injunction is GRANTED.

     2. Defendants are prohibited from taking or attempting to take the following actions with respect to Holding: a) issuing additional stock; b) hiring or terminating any board members and/or officers of Holding; c) hiring or terminating any employees, contractors, board members, and/or officers of King Brothers; d) changing any banking arrangements involving Holding; e) changing any banking arrangements involving King Brothers; f) signing or renegotiating contracts; g) seizing funds held in any bank account of King Brothers; h) seizing or exerting control over any payments received or to be received by King

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Brothers; i) issuing any payment to Searchlight, Inc.; j) declaring or issuing any dividends; and/or k) engaging in any other drastic or material change that would or could affect the operation of Corp. or King Brothers.

     3. Defendants are prohibited from taking or attempting to take any of the following actions with respect to Corp.: a) issuing additional stock; b) hiring or terminating any board members and/or officers of Corp.; c) hiring or terminating any employees, contractors, board members, and/or officers of King Brothers; d) changing any banking arrangements involving Corp.; e) changing any banking arrangements involving King Brothers; f) seizing funds held in any bank account of King Brothers; g) seizing or exerting control over any payments received or to be received by King Brothers; h) declaring or issuing any dividends; and/or i) engaging in any other drastic or material change that would or could affect the operation of Corp. or King Brothers.

     4. Banner Bank is directed to continue honoring checks written against the King Brothers accounts that are/were either a) written and signed prior to today's date, and/or b) written and signed by a true officer of King Brothers

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(Gary King, Greg Aff, or Teddy Sparling), and/or c) written and signed by King
Brothers' controller, Candace Broadfoot.

     IT IS SO ORDERED. The District Court Executive is directed to enter this Order and provide a copy to counsel.

     DATED this 16th day of December 2009.


                                s/ Edward F. Shea
                       ----------------------------------
                                 EDWARD F. SHEA
                          United States District Judge



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